CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), dated as of 30 January 2008 (the “Effective Date”), is by and between Frank Prosl (“Consultant”), and CorMedix Inc., with principal executive offices at 86 Summit Ave., Suite 301, Summit, NJ 07901 (the “Company”).

WITNESSETH:

WHEREAS, Company is a development stage biomedical and pharmaceutical company;

WHEREAS, Consultant provides expertise in regulatory and development matters related to the pharmaceutical, biotechnology and life science sectors;

WHEREAS, Company desires that it be able to call upon the knowledge and experience of Consultant for consultation services and advice; and

WHEREAS, Consultant is willing to render such services to Company on the terms and conditions hereinafter set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

Section 1. Services. Consultant agrees to provide general consulting services to Company focused on certain assets as set forth on Exhibit A hereto (the “Assets”). Consultant’s services to the Company shall include those set forth on Exhibit A hereto, and shall include assisting with other projects at the Company’s direction that are reasonably related to such services (the “Services”). Consultant hereby agrees that the Services shall be provided at such times and at such places as the Company shall reasonably request, and in accordance with the highest prevailing industry standards and practices for the performance of similar services.

Section 2.   Term of Agreement. The retention of the Consultant by the Company as provided in Section 1 above shall be for a period of two (2) years from the date hereof, unless sooner terminated in accordance herewith (the “Term”); provided, however, that the Term shall be extended automatically for an additional one-year period upon mutual written agreement of both Consultant and Company. Notwithstanding anything to the contrary contained herein, the Agreement may be terminated by Consultant or the Company upon thirty (30) days prior written notice to the other party. Immediately upon receipt of such notice from the Company, Consultant shall institute such termination procedures as may be specified in the notice and shall use his/her best efforts to minimize the cost to Company resulting from such termination. Sections 5, 6, 7, 8, 9 and 10 shall survive the expiration or termination of this Agreement.

Section 3. Compensation. As full compensation for the performance by Consultant of the Services hereunder, the Company shall:

(a)       Pay Consultant $12,500 per month. Consultant shall provide the Company with written invoices on a monthly basis for services rendered for such month, a description of the activities undertaken by Consultant and/or Consultant Personnel, a list of all meetings attended during the month and the itemization of all expenses incurred that are reimbursable pursuant to Section 4 hereof. The Company agrees that payment shall be made to Consultant within thirty (30) business days of its receipt of each undisputed monthly invoice, beginning on the two-month anniversary of the Effective Date.

(b)       As soon as practicable after the Effective Date, the Company shall issue to Consultant a warrant to purchase 20,000 shares of the Company’s Series A Common Stock, par value $0.001 (the “Common Stock”), and shall further issue Consultant a warrant to purchase 10,000 shares of Common Stock as soon as practicable following the satisfactory achievement (in the good faith judgment of the Company’s Board of Directors) of each of the following milestones: (i) completion of all responses from the U.S. Patent and Trademark Office regarding patents related to the Services; and (ii) organizing the warehoused material relating to the antimicrobial files of ND Partners, LLC and other items for shipment to Company in its entirety (all such warrants collectively, the “Warrants”). The exercise price of the Warrants shall be determined in the good faith judgment of the Company’s Board of Directors in accordance with applicable laws, and shall be equal to the fair market value of the Company’s Common Stock at the time of the delivery of the warrant to Consultant. The Warrants shall have a term of five (5) years commencing on the date of their respective issuances.

(d)       Consultant and Company acknowledge and agree that the compensation set forth herein represents the fair market value of the services provided to Company by Consultant, negotiated in an arms-length transaction, and has not been determined in a manner which takes into account the volume or value of any current or future referrals or business otherwise generated between the Company and the Consultant. Nothing contained in this Agreement constitutes or shall be construed in any manner as an obligation or inducement for Consultant to recommend the prescribing, purchase, use, or preferential formulary status or dispensing of any of the Company’s products or services or those of any organizations affiliated with the Company.

Section 4. Expenses. The Company shall reimburse Consultant for all reasonable and necessary expenses incurred by Consultant in connection with the Services provided hereunder; provided, however, that such expenses are pre-approved in writing (including, without limitation, by e-mail) by the Company.

Section 5. Confidential Information and Inventions.

(a)           Consultant recognizes and acknowledges that in the course of his/her duties Consultant is likely to receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, Consultant shall use his/her best efforts to protect the confidentiality of the Confidential and Proprietary Information and agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his/her duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. Consultant expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. Consultant agrees: (i) not to use any such Confidential and Proprietary Information for himself/herself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during the Term, except as required in the execution of Consultant’s duties to the Company. Consultant agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his/her possession to the Company upon request and in any event immediately upon termination or expiration of the Term. Consultant shall inform the Company of the existence and basic content of any meetings, calls, or discussions related to the Assets or the Services with third parties, including without limitation governmental agencies and competitors.

(b)           Except with prior written authorization by the Company, Consultant agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes an obligation of confidence, at any time during or after the Term.

(c)           Consultant agrees that all inventions, discoveries, improvements and patentable or copyrightable works related to an Asset (“Developments”) initiated, conceived or made by him/her, either alone or in conjunction with others, in connection with or as a result of performance of Services by Consultant during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. Consultant hereby assigns to the Company all right, title and interest he/she may have or acquire in all such Developments. Consultant further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Developments in any and all countries, and to that end Consultant will execute all documents necessary:

(i)     During the Term, to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii)    During the Term, to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(d)           Consultant agrees that he/she will promptly disclose to the Company, or any persons designated by the Company, all improvements and Developments made or conceived or reduced to practice or learned by him/her, either alone or jointly with others, during the Term.

(e)           Consultant agrees that the Company shall be entitled to enjoin any breach of the confidentiality and other obligations hereunder without having to post a bond in addition to all other remedies it may have under applicable law. Consultant will notify the Company in writing immediately upon the occurrence of any unauthorized release of any Confidential and Proprietary Information or other breach of any of the obligations under this Section 5 of which it is or becomes aware.

(f)            If during the Term the Consultant has initiated, conceived, or made a Development that is an invention, discovery, improvement or patentable or copyrightable work related to an Asset (a “Developed Asset”) and the Company intends to Abandon (as defined herein) such Developed Asset, it shall deliver written notice to the Consultant (by e-mail with confirmed receipt, certified mail or via an internationally recognized overnight courier) (any notice compliant with the foregoing provisions hereinafter referred to as “Notice”) of such intent within thirty (30) days of the Company’s definitive determination of such intent. If the Company Abandons a Developed Asset, then the rights associated with such Abandoned Developed Asset shall revert to Consultant. For purposes of this Agreement, to “Abandon” a Developed Asset shall require at least one of the following by the Company: (i) failure to make any royalty payment required for such Developed Asset; (ii) failure to make any filing or payment required to keep such Developed Asset current within the extended period allowed; or (iii) failure to file and pursue patent applications, divisionals, and/or continuations-in-part for such Developed Asset to the extent patent protection is available (including all possible extensions of time). Notwithstanding the foregoing, prior to a Developed Asset being deemed Abandoned hereunder, Consultant shall first deliver Notice to the Company of a potential Abandonment hereunder and the Company shall have sixty (60) days from the date of such notice to cure such Abandonment, or if such Abandonment cannot reasonably be cured within such time period, then within such time period as is required to cure such Abandonment, provided that the Company commences such cure within such sixty (60) day period and pursues with reasonable diligence such cure thereafter until so cured.

(g)           If the Company commits a material breach of this Agreement, which breach remains uncured after sixty (60) days’ prior Notice to the Company by Consultant of such breach, then the rights associated with any Developed Asset shall revert to Consultant.

(h)           If this Agreement is terminated by the Company during the Term, other than for Cause (as defined herein), then the rights associated with any Developed Asset shall revert to Consultant. If, during the Term, the Exclusive License and Consulting Agreement, dated January 18, 2008, between the Company and Hans-Dietrich Polaschegg (the “Polaschegg Agreement”), is terminated by the Company, other than for Cause on the part of Polaschegg, prior to the scheduled expiration thereof, then the rights associated with any Developed Asset shall revert to Consultant. For purposes of this Section 5(h), any of the following actions shall constitute “Cause”: (i) any willful failure, disregard or refusal by Consultant to perform his duties hereunder; (ii) any willful, intentional or grossly negligent act by Consultant having the effect of injuring, in a material way (whether financial or otherwise and as determined in good-faith by the Company), the business or reputation of the Company or any of its affiliates, including but not limited to, any officer, director, executive or shareholder of the Company or any of its affiliates; (iii) any willful misconduct by Consultant in respect of the duties or obligations of Consultant under this Agreement, including, without limitation, insubordination with respect to directions received by Consultant from an officer of the Company; (iv) any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony); (v) any breach by Consultant of any of the provisions of Sections 5, 6, 7, or 8 of this Agreement; or (vi) breach by Consultant of any provision of this Agreement other than those contained in Sections 5, 6, 7, or 8 that is not cured by Consultant within thirty (30) days after Notice thereof is given to Consultant by the Company.

(i)            For the avoidance of doubt, (i) a Developed Asset hereunder shall be included in all calculations related to the Minimum Royalty Payments (as such term is defined in the Polaschegg Agreement) under Section 4 of Polaschegg Agreement, and (ii) no rights associated with a Developed Asset hereunder shall be deemed Blocking Rights (as such term is defined in the Polaschegg Agreement) under Section 3(b) of the Polaschegg Agreement, and accordingly the existence of a Developed Asset hereunder shall not cause a reduction of Royalty Payments (as such term is defined in the Polaschegg Agreement) under the Polaschegg Agreement.

(j)            If Consultant initiates, conceives, or makes (alone or with others) any invention, discovery, improvement or patentable or copyrightable work during the Term that is not related to an Asset or the Services (a “New Idea”) and the Company is interested in obtaining a license to such New Idea, Consultant and the Company shall work together in good faith towards the successful negotiation of such a license. In addition, during the Term, the Company shall have a right of first refusal (the “Right of First Refusal”) with respect to licensing or acquiring any New Idea. In connection therewith, if Consultant receives a bona fide offer from any third party to acquire or license any New Idea from Consultant, then Consultant shall promptly (and in no event later than twenty (20) days thereafter) deliver written notice and the complete description of the third party offer (and the actual offer, if the third party presented such offer in writing) to the Company. The Company shall have the right but not the obligation, to license such New Idea from Consultant on such terms and conditions set forth in the offer received by Consultant from the third party. If the Company elects to exercise the Right of First Refusal, it shall deliver written notice to Consultant within ninety (90) days of receipt of the written notice from Consultant with respect to the New Idea and the third party offer. If the Company does not exercise the Right of First Refusal within such ninety (90) day period, Consultant shall be free to license or sell the New Idea to such third party on the same terms set forth in the written offer within thirty (30) days after the expiration of such ninety (90) day period.

Section 6. Insider Trading. Consultant recognizes that in the course of his/her duties hereunder, Consultant may receive from the Company or others information that may be considered “material, nonpublic information” concerning a public company that is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended. Consultant agrees NOT to: (a) purchase or sell, directly or indirectly, any securities of any company while in possession of relevant material, nonpublic information relating to such company received from the Company or others in connection herewith; (b) provide Company with information with respect to any public company that may be considered material, nonpublic information; or (c) communicate any material, nonpublic information to any other person in which it is reasonably foreseeable that such person is likely to (i) purchase or sell securities of any company with respect to which such information relates, or (ii) otherwise directly or indirectly benefit from such information. Without limiting any of the confidentiality and insider trading obligations included in this Agreement, Consultant shall not discuss any information concerning Company obtained by Consultant in the course of performing the Services with any financial, securities or industry analyst or with the media without the written agreement of Company.

Section 7. Representations, Warranties and Covenants of Consultant. The Consultant hereby represents, warrants and covenants to the Company as follows:

(a)           Neither the execution or delivery of this Agreement nor the performance by Consultant of his/her duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Consultant is a party or by which he/she is bound.

(b)           Consultant has the full right, power and legal capacity to enter and deliver this Agreement, as applicable, and to perform his/her duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Consultant enforceable against him/her in accordance with its terms. No approvals or consents of any persons or entities are required for Consultant to execute and deliver this Agreement, as applicable, or perform his/her duties and other obligations hereunder.

(c)           Consultant represents that his/her performance of all the terms of this Agreement will not breach any agreement to keep in confidence any confidential information or trade secrets acquired by Consultant from any third party, and Consultant agrees not to use any confidential information or trade secrets of any third party in connection with the provision of the Services in violation of the agreements under which he/she had access to or knowledge of such confidential information or trade secrets.

(d)           Consultant will not use any confidential information or trade secrets of any third party in his employment by Company in violation of the terms of the agreements under which he had access to or knowledge of such confidential information or trade secrets.

(e)           During the Term of this Agreement and for a period of one-year thereafter, if Consultant uses, recommends, or comments upon the attributes of any Company product or service in connection with the treatment of a patient, a scientific or educational presentation or publication, a media interview, or any other third-party communication or interaction, Consultant shall disclose that Consultant is or has been a paid consultant of Company and the fact of any other of Consultant’s financial relationships with Company.

(f)        During the Term of this Agreement, Consultant shall not engage in providing services to any other entity or person that is competing directly or indirectly with the business of the Company.

Section 8. Non-Circumvention. With respect to any of the technologies or parties introduced to the Consultant by the Company, Consultant agrees not to contact any parties (including any of their officers, directors, employees, agents, affiliates and/or consultants) with whom the Company has shared information without the presence of an officer of the Company or without the prior written consent of an officer of the Company and further agrees not to take any action which would adversely affect or otherwise hinder the Company’s ability to ultimately execute any agreements with such parties. In addition, Consultant agrees not to circumvent, avoid, bypass or obviate the Company directly or indirectly regarding the Confidential and Proprietary Information disclosed in connection with the Services and any possible business arrangement envisioned thereby.

Section 9. Consultant not an Employee. Company and Consultant hereby acknowledge and agree that Consultant shall perform the services hereunder as an independent contractor and not as an employee or agent of Company or any Company affiliate. Consultant will be solely responsible for all taxes, withholding and other similar statutory obligations. Consultant shall not represent that he/she is an employee of Company or any Company affiliate under any circumstance. In addition, nothing in this Agreement shall be construed as establishing any joint venture, partnership or other business relationship between the parties hereto or representing any commitment by either party to enter into any other agreement by implication or otherwise except as specifically stated herein. Consultant shall not have any authority, express or implied, to bind Company or any Company affiliate to any agreement, contract, or other commitment. Consultant further understands and agrees that this Agreement is entered into by Company on a non-exclusive basis and that Company and its affiliates remain free to deal with others and retain other consultants, employees, brokers, finders and other agents in the same or similar capacity as Consultant has been retained at any time at their own option.

Section 10. Miscellaneous.

(a)           This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to its principles of conflicts of laws.

(b)           Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Section 5 hereof), or regarding the interpretation thereof, shall be finally settled by arbitration conducted in Boston, Massachusetts in accordance with the rules of the American Arbitration Association then in effect before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Section 5 hereof, the parties hereby submit to the exclusive jurisdiction of the competent courts located in the Commonwealth of Massachusetts, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in paragraph (g) below. The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the arbitrator. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

(c)           This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and permitted assigns.

(d)           This Agreement, and Consultant’s rights and obligations hereunder, may not be assigned, delegated or otherwise subcontracted by Consultant. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

(e)           This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f)           The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g)           All notices, demands or other communications desired or required to be given by any party to any other party hereto shall be in writing and shall be deemed effectively given upon (i) personal delivery to the party to be notified, (ii) upon confirmation of receipt of telecopy or other electronic facsimile transmission, (iii) one business day after deposit with a reputable overnight courier, prepaid for priority overnight delivery, or (iv) five days after deposit with the United States Post Office, postage prepaid, in each case to such party at the address set forth above, or to such other addresses and to the attention of such other individuals as any party shall have designated to the other parties by notice given in the foregoing manner.

(h)           This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(i)            As used in this Agreement, “affiliate” of a specified person or entity shall mean and include any person or entity controlling, controlled by or under common control with the specified Person.

(j)            The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k)           This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

(1)           As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires. Additionally, unless the context requires otherwise, “or” is not exclusive.

[Remainder of Page Intentionally Left Blank — Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above by proper person thereunto duly authorized.

CORMEDIX INC.

By:	/s/ Bruce Cooper
Name:	Bruce Cooper, MD
Titile:	President & CEO

CONSULTANT

By:	/s/ Frank Prosl
Name:	Frank Prosl

Acknowledged and agreed solely with respect to Sections 5(f), 5(h), and 5(i) hereof:

/s/ Hans-Dietrich Polaschegg
Hans-Dietrich Polaschegg

Exhibit A

Assets

●
European Patent Specification EP1442753 titled “Composition for the prevention of indwelling device related infection” – date of filing Feb 3, together with all divisionals, continuations-in-part and all other associated U.S. and foreign applications filed or to be filed in connection therewith.

●
International Publication Number WO 2005/115357 – filed April 28, 2004, titled “Taurolidine Formulations and Delivery: Therapeutic Treatments and Antimicrobial Protection against Bacterial Biofilm Formation”, together with patent applications, divisionals, continuations-in-part, and all other associated U.S. and foreign applications filed or to be filed.

Services

Patents

o
Assist legal team in preparation of all written responses required for the patents in process. Prior to submitting any written responses for patents in process, review proposed response with appropriate CorMedix staff in advance of response date to allow for adequate input and revisions that may be required.

o	Manage deadlines and filing requirements for patent portfolio and prepare chart defining patent status on a quarterly basis.
o	Meet all deadlines for filing, maintenance and prosecution of patent portfolio
o	Assess patent protection and competitive situation to maximize patent protection
o	Prepare invention disclosures and assist in patent preparation

CMX003 (Antimicrobial/Anticoagulant locking solution) development

o
Under the direction of the Project Leader for CMX003, work with the project team as appropriate on any and all pre clinical work that may be required for bringing CMX003 to market in the US. Completing in a timely fashion, assignments given.

o	Assist in the life cycle process for CMX003 i.e. other applications such as TPN, ICU, Chemotherapy, etc
o
Assist, as appropriate, in clarifying historic events that may assist in any aspect from the previous Neutrolin project at Biolink to bring a satisfactory Antimicrobial/Anticoagulant locking solution to market under CorMedix

CMX004 (Thixotropic Gel) development

o	Liaison with Dr. Hans Polaschegg on all work being undertaken by Dr. Polaschegg or requiring Dr. Polaschegg’s input and guidance.
o	Participate as part of the CMX004 project team (Dr. Polaschegg and appropriate CorMedix staff) to produce a Development Plan.
o	Assist in the life cycle process for CMX004 i.e. other applications such as TPN, ICU, Chemotherapy, etc
o	Plan program and execute tasks to develop engineering product definition and validation of product and provide manufacturing assistance to build product for the initial clinical trials

Data Management

o	Organize all historic data/files received from ND Partners for future use by Cormedix staff.

This position will be under the direct supervision of Project Leader for CMX003/CMX004.